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                                                                     EXHIBIT 4.2

                                 [FACE OF NOTE]

                          TEEKAY SHIPPING CORPORATION

                 % First Preferred Ship Mortgage Note Due 2008

                                                                CUSIP

No.                                                                  $

     TEEKAY SHIPPING CORPORATION, a Liberian corporation (the "Company", which term includes any successor under the Indenture hereinafter referred to), for
value received, promises to pay to           , or its registered assigns, the
principal sum of           ($          ), on           , 2008.

     Initial Interest Rate:      % per annum.

     Interest Payment Dates:           and           , commencing           ,
1996.

     Regular Record Dates:           and           .

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: January      , 1996
                                            TEEKAY SHIPPING CORPORATION
                                            By:
                                                ------------------------------
                                                Name:
                                                Title:
                                            By:
                                                ------------------------------
                                                Name:
                                                Title:



               (Form of Trustee's Certificate of Authentication)

     This is one of the      % First Preferred Ship Mortgage Notes Due 2008 (the
"Notes") described in the within-mentioned Indenture.

                                            UNITED STATES TRUST COMPANY
                                            OF NEW YORK, as Trustee
                                            By:
                                                --------------------------------
                                                Authorized Signatory

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                            [REVERSE SIDE OF NOTE]

                          TEEKAY SHIPPING CORPORATION

                   % FIRST PREFERRED SHIP MORTGAGE NOTE DUE 2008

1.  Principal and Interest.

     The Company will pay the principal of this Note on           , 2008.

     The Company promises to pay interest on the principal amount of this Note
on each Interest Payment Date, as set forth below, at the rate of    % per
annum.

     Interest will be payable semiannually (to the Holders of record of the
Notes at the close of business on the           or           immediately
preceding the Interest Payment Date) on each Interest Payment Date, commencing
          , 1996.

     Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January , 1996; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is equal to the rate otherwise payable.

2.  Method of Payment.

     The Company will pay interest (except defaulted interest and subject to the provisions of the third paragraph of Section 1 hereof) on the principal amount
of the Notes on each           and           to the persons who are Holders (as
reflected in the Security Register at the close of business on such and immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying
Agent on or after           , 2008.

     The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. The Company may

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mail an interest check to a Holder's registered address (as reflected in the
Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is not a Business Day and no interest shall accrue for the intervening period.

3.  Paying Agent and Registrar.

     Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice to the Holders. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent (other than for purposes of Article 11 of the Indenture), Registrar or co-registrar.

4.  Indenture; Limitations.

     The Company issued the Notes under an Indenture dated as of January    ,
1996 (the "Indenture"), among the Company, VSSI Oceans Inc., a Liberian corporation, VSSI Atlantic Inc., a Liberian corporation, VSSI Appian Inc., a Liberian corporation, Senang Spirit Inc., a Bahamian corporation, Exuma Spirit, a Bahamian corporation, Nassau Spirit Inc., a Bahamian corporation, and Andros Spirit Inc., a Bahamian corporation, as guarantors of the Notes (each, individually a "Guarantor" and, collectively, the "Guarantors"), and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

     The Indenture limits the original aggregate principal amount of the Notes to $225 million.

5.  Security.

     Unless and until the Termination and Release shall have occurred, the Notes and the obligations of the Company and the Guarantors under the Indenture shall be secured by (a) a pledge by the Company to the Trustee of all of the capital stock of the Guarantors, and (b) guarantees by each of the Guarantors in favor of the Trustee. In addition, unless and until the Termination and Release shall have occurred, the Notes and such obligations shall be secured by (a) first preferred mortgages by each Guarantor on the Mortgaged Vessel owned by such Guarantor, (b) assignments by each Guarantor of such Guarantor's interest in the time charter with

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respect to its Mortgaged Vessel, (c) general assignments by each Guarantor of such Guarantor's interest in freights and hires with respect to its Mortgaged Vessel and (d) assignments by each Guarantor of such Guarantor's interest in certain insurance policies with respect to its Mortgaged Vessel.

     The Indenture and the related security documents prescribe certain terms and conditions, applicable until the Termination and Release shall have occurred, for the ownership, operation and maintenance of the Mortgaged Vessels and the performance of the related charters, freights and hires and insurance policies. Upon terms and conditions prescribed in the Indenture, a Guarantor may sell a Mortgaged Vessel or request that a Mortgaged Vessel be released from the Lien of the Indenture and the related security documents.

6.  Fall-away Event

     In the event that (i) the Notes achieve Investment Grade Status on a pro forma basis after giving effect to the termination of the Security Documents and the release of the Collateral from the Liens of the Indenture and the Security Documents, (ii) no Event of Default shall have occurred and be continuing and
(iii) on a pro forma basis, after giving effect to the termination of the Security Documents and the release of the Collateral from the Liens of the Indenture and the Security Documents, the aggregate amount of all Indebtedness of the Company that is secured by a Lien plus all Indebtedness of Restricted Subsidiaries is not greater than 15% of the Company's Consolidated Tangible Assets, upon the request of the Company and the Guarantors and subject to the delivery of appropriate documentation to the Trustee, the Subsidiary Guarantees will be terminated, the Collateral securing the Obligations of the Company and the Guarantors under the Indenture and the Security Documents will be released and certain covenants under the Indenture will no longer be applicable to the Company and the Restricted Subsidiaries. See Sections 5 and 15. In addition, Teekay's mandatory redemption obligations upon a loss or sale of a Mortgaged Vessel shall no longer be applicable. See Section 9.

7.  Repurchase upon a Change in Control Triggering Event.

     Upon the occurrence of a Change in Control Triggering Event, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Payment").

     A notice of such Change in Control Triggering Event will be mailed within 30 days after any Change in Control Triggering Event occurs to each Holder at such Holder's last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Change in Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the Change in Control Payment.

8.  Sinking Fund.

     The Notes are subject to redemption of $45 million aggregate principal
amount thereof (subject to adjustment as provided below) on           in each
year commencing in 2004 through the operation of a sinking fund, at a Redemption Price equal to 100% of principal amount, together with accrued interest to the Redemption Date, all as provided in the Indenture. Upon any redemption of Notes in connection with a reduction in the number of Mortgaged Vessels securing the Notes, whether as a result of the sale of a Mortgaged Vessel, or an Event of Loss with respect to a Mortgaged Vessel, each remaining sinking fund payment will be proportionately reduced by an amount equal to the product of the sinking fund payment otherwise due multiplied by the Vessel Percentage of the Mortgaged Vessel

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so lost or sold. Notes acquired by the Company and delivered to the Trustee may, at the Company's option, be credited against subsequent sinking fund requirements.

9.  Mandatory Redemption.

     Unless and until the Termination and Release shall have occurred, under certain circumstances the Notes will be subject to mandatory redemption, in whole or in part, at a Redemption Price equal to (a) 100% of their principal amount, together with accrued interest to the Redemption Date, in the event of a loss, condemnation, requisition or other Event of Loss (as defined in the Indenture) affecting any of the Mortgaged Vessels, or (b) the greater of (i) 100% of their principal amount, together with accrued interest to the Redemption Date, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with accrued interest to the Redemption Date, in the event of a permitted sale of a Mortgaged Vessel by a Guarantor.

10.  Denominations; Transfer; Exchange.

     The Notes are in registered form, without coupons, in denominations of $1,000 and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes (a) selected for redemption (except the unredeemed portion of any Notes being redeemed in part) or (b) for a period of 15 business days after a notice of selection of Notes to be redeemed is mailed to Holders or 15 business days before the due date of any payment of principal on the Notes.


11.  Persons Deemed Owners.

     A Holder may be treated as the owner of a Note for all purposes.

12.  Unclaimed Money.

     If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors, unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

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13.  Discharge Prior to Redemption or Maturity.

     If the Company complies with certain conditions set forth in the Indenture, including the deposit with the Trustee of certain amounts of money or U.S. Government Obligations, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, or from certain covenants set forth in the Indenture.

14.  Amendment; Supplement; Waiver.

     Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change therein that does not materially and adversely affect the rights of any Holder.

15.  Restrictive Covenants.

     Unless and until the Termination and Release shall have occurred, the Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, incur or create liens, make Restricted Payments, use the proceeds from Asset Sales, engage in transactions with Affiliates or merge or consolidate with, or transfer substantially all of its assets to, another entity. Following the occurrence of the Termination and Release, the Indenture imposes certain limitations on the ability of (a) the Company and its Restricted Subsidiaries, among other things, to incur or create Liens or enter into certain sale and leaseback transactions, and (b) the Restricted Subsidiaries to Incur additional Indebtedness. Within 60 days after the end of each fiscal quarter (120 days after the end of the last fiscal quarter of each fiscal year), the Company must report to the Trustee regarding compliance with such limitations.

16.  Defaults and Remedies.

     The following events constitute "Events of Default" under the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and

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payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the deposit of any Sinking Fund or other mandatory redemption payment, when and as due by the terms of the Indenture; (d) the Company or, if prior to the occurrence of the Termination and Release, any Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or any Guarantor in the Indenture or under the Notes or in the Security Documents, if applicable, and such default or breach continues for a period of 30 consecutive days after the date on which written notice of such default or breach, requiring the Company or a Guarantor to remedy the same, shall have been given to the Company or such Guarantor by the Trustee, or to the Company, such Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding aggregate principal amount of $10 million or more individually or $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled (by cure, waiver or otherwise) within 30 days of such acceleration; provided, however, that any secured Indebtedness in excess of the limits set forth above shall be deemed to have been declared due and payable if the lender in respect thereof takes any action to enforce a security interest against, or an assignment of, or to collect on, seize, dispose of or apply any assets of the Company or its Subsidiaries (including lock-box and other similar arrangements) securing such Indebtedness, or to set off against any bank account of the Company or its Subsidiaries (in excess of $10 million); (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million individually or $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $10 million individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) certain events of bankruptcy or insolvency in respect of the Company or any Restricted Subsidiary; (h) the Company and/or one or more of its Restricted Subsidiaries fails to make (x) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $10 million or more or (y) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $20 million or more and, in the case of clause (x), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause (y), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes

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the amount described in clause (y) to exceed $20 million; (i) if prior to the occurrence of the Termination and Release, any Security Document ceases to be in full force and effect for a period of 30 days; or (j) if prior to the occurrence of the Termination and Release, any Charter ceases to be in full force and effect or is repudiated prior to the expiration of the term of such Charter.

     If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company or any Restricted Subsidiary occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

17.  Trustee Dealings with Company.

     Subject to applicable provisions of the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, perform services for, and otherwise deal with the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

18.  No Recourse Against Others.

     No incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

19.  Authentication.

     This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

20.  Abbreviations.

     Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

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     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Teekay Shipping Corporation, Tradewinds Building, Sixth Floor, Bay Street, P.O. Box SS-6293, Nassau, Commonwealth of the Bahamas, Attention: Secretary.

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                           [FORM OF TRANSFER NOTICE]

     FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.
Date:
                                            NOTICE: The signature to this
                                            assignment must correspond with the
                                            name as written upon the face of the
                                            within-mentioned instrument in every
                                            particular, without alteration or
                                            any change whatsoever.

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                       OPTION OF HOLDER TO ELECT PURCHASE

     If you wish to have this Note purchased by the Company pursuant to Section
4.10 or Section 4.23 of the Indenture, check the Box: [  ].

     If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.23 of the Indenture, state the amount (in original principal amount of $1,000 or integral multiples thereof, unless less than $1,000 principal amount is outstanding):

                                  $          .

Date:

Your Signature:
               ---------------------------------

          Name:
               ---------------------------------

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
                    ---------------------------------

               Name:
                    ---------------------------------

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